 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated December 19, 2025 in the Amendment No. 1 to the Registration Statement (File No. 333-289740) and related Prospectus of Guggenheim Defined Portfolios, Series 2539.

/s/ Grant Thornton LLP____________________

GRANT THORNTON LLP

Chicago, Illinois

December 19, 2025